Exhibit 16.1

Baker Tilly US, LLP 225 S Sixth St, Ste 2300 Minneapolis, MN 55402-4661 T: +1 (612) 876 4500 F: +1 (612) 238 8900 bakertilly.com

May 3, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Mesabi Trust (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Mesabi Trust dated May 4, 2023. We agree with the statements concerning our Firm in such Form 8-K.

Sincerely,

Minneapolis, Minnesota

Baker Tilly US, LLP, trading as Baker Tilly, is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities.